Exhibit 99.1

Viasat Announces Fourth Quarter and Fiscal Year 2019 Results

—	Viasat’s fiscal year 2019 was marked by record annual revenues of $2.1 billion, up 30% year-over-year, led by strong execution across the Company’s diversified business lines

—	New contract awards were the highest in the Company’s history, at $2.4 billion for fiscal year 2019, expanding by over $700 million or 42% compared to fiscal year 2018

—

Fiscal year 2019 net loss was flat year-over-year and although Adjusted EBITDA increased by $104.4 million, or 44%, this was offset by an additional $108.9 million of depreciation, amortization and interest expense

—

Fourth quarter fiscal year 2019 revenues hit a new high of $557.2 million, up 27% year-over-year, with improved operating profits reported across all three business segments generating positive net income of $2.5 million and Adjusted EBITDA of $108.3 million—both substantial improvements compared to the prior year period

—	ViaSat-2 insurance claim fully settled; total insurance proceeds received were $188.0 million

CARLSBAD, Calif., May 23, 2019 – Viasat Inc. (NASDAQ: VSAT), a global communications company, today announced financial results for the fiscal fourth quarter ended March 31, 2019.

“Fiscal year 2019 was a pivotal year for Viasat,” said Mark Dankberg, Viasat chairman and CEO. “We entered the year with an ambitious growth agenda, and a commitment to capitalize on prior period investments in ViaSat-2, in-flight connectivity (IFC) mobility and defense products. We executed well, transforming sales backlogs into record revenue and compelling Adjusted EBITDA growth. IFC registered impressive market share gains and global recognition for quality and reliability. Government Systems delivered exceptional growth, record new contract awards and expanding market opportunities fueled by investments in innovative Non-Developmental Item (NDI) products. Satellite Services achieved record revenues with greater vertical and geographic market diversification and solid momentum. We’ve also made good progress on our growth initiatives in new vertical and geographic markets – aided by key agreements with global strategic and regional satellite partners. We are energized by the opportunities before us in fiscal year 2020 that are enabled by our unique, highly-integrated technology and business approach.”

Financial Results
(In millions, except per share data)	Q4 FY19	Q4 FY18	Year- Over-Year Change	FY19	FY18	Year- Over-Year Change
Revenues	$557.2	$439.7	27%	$2,068.3	$1,594.6	30%
Net income (loss)[1]	$2.5	($19.9)	*	($67.6)	($67.3)	0%
Non-GAAP net income (loss)[1]	$20.4	($3.1)	*	$0.9	$2.2	-59%
Adjusted EBITDA	$108.3	$55.6	95%	$339.4	$235.0	44%
Diluted per share net income (loss)[1]	$0.04	($0.34)	*	($1.13)	($1.15)	-2%
Non-GAAP diluted per share net income (loss)[1]	$0.33	($0.05)	*	$0.01	$0.04	-75%
Fully diluted weighted average shares[2]	61.4	59.1	4%	59.9	58.4	3%
New contract awards[3]	$612.3	$404.0	52%	$2,369.2	$1,666.6	42%
Sales backlog[4]	$1,866.3	$1,090.0	71%	$1,866.3	$1,090.0	71%

Segment Results
(In millions)	Q4 FY19	Q4 FY18	Year- Over-Year Change	FY19	FY18	Year- Over-Year Change
Satellite Services
New contract awards[3]	$189.6	$145.3	30%	$693.2	$593.6	17%
Revenues	$190.0	$145.0	31%	$684.2	$589.3	16%
Operating profit (loss)[5]	$0.7	($21.1)	*	($64.3)	$12.0	*
Adjusted EBITDA	$65.2	$30.1	117%	$196.1	$193.9	1%
Commercial Networks
New contract awards	$95.8	$66.2	45%	$440.5	$250.6	76%
Revenues	$91.8	$76.2	21%	$428.4	$233.2	84%
Operating loss[5]	($49.2)	($50.1)	-2%	($166.6)	($229.1)	-27%
Adjusted EBITDA	($34.3)	($32.9)	4%	($108.6)	($165.9)	-35%
Government Systems
New contract awards	$326.9	$192.5	70%	$1,235.5	$822.4	50%
Revenues	$275.3	$218.6	26%	$955.6	$772.1	24%
Operating profit[5]	$60.2	$40.6	48%	$180.0	$137.1	31%
Adjusted EBITDA	$77.3	$58.4	32%	$252.0	$206.9	22%

[1]	Attributable to Viasat, Inc. common stockholders.
[2]

As the fiscal years ended March 31, 2019 and 2018 and three months ended March 31, 2018 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

[3]	Awards exclude future revenue under recurring consumer commitment arrangements.
[4]

Amounts include certain backlog adjustments due to contract changes and amendments. Backlog does not include anticipated purchase orders and requests for the installation of IFC systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively. Starting with the first quarter of fiscal year 2019, upon adoption of ASC 606, our backlog includes contracts with subscribers for fixed broadband services in our Satellite Services segment. Backlog as of March 31, 2018 does not include contracts with our subscribers for fixed broadband services in our Satellite Services segment.

[5]	Before corporate and amortization of acquired intangible assets.
*	Percentage not meaningful.

Satellite Services

The Company’s Satellite Services segment achieved another quarter of record revenue performance at $190.0 million in the fourth quarter of fiscal year 2019, with gains of 31% year-over-year and 7% sequentially. In fixed broadband services, the Company’s premium service offerings continued to drive year-over-year revenue growth across both residential and enterprise markets. Mobile broadband service revenues also achieved a new high, as the Company’s commercial aviation IFC business more than doubled in-service aircraft year-over-year, and by 17% sequentially. On the international front, the fourth quarter of fiscal year 2019 included elevated investments in market expansion opportunities for fixed and mobile broadband services across Latin America, Europe and Asia Pacific. Revenues obtained from businesses other than U.S. fixed broadband services rose to approximately 24% of the segment’s revenue for the fourth quarter of fiscal year 2019. Segment Adjusted EBITDA more than doubled compared to the fourth quarter of fiscal year 2018, and rose 17% on a sequential basis, excluding any impacts associated with the Company’s ViaSat-2 insurance claims recorded in the second half of fiscal year 2019. Highlights for the quarter include:

•	Fixed broadband services

•

U.S. residential fixed broadband Average Revenue per User (ARPU) continued to grow: ARPU reached $81.99 for the fourth quarter of fiscal year 2019, an increase of about 5% from the prior quarter and 15% year-over-year, as consumers continued to migrate to Viasat’s premium higher-speed plans. At the close of the fourth quarter of fiscal year 2019, the total number of U.S. subscribers was up slightly on a sequential quarter basis to 586,000.

•

Expanded internet connectivity in Mexico: Viasat and Facebook announced a collaboration to accelerate the deployment of affordable, high-speed, high-quality internet to communities that lack reliable internet or have no connectivity at all. The collaboration will initially focus on Mexico, bringing internet connectivity to remote regions of the country, with an opportunity to expand globally.

•

Connecting Brazil: Following the close of fiscal year 2019, the Brazilian Federal Court of Accounts (TCU) provided final approval of the Viasat-Telebras contract, enabling the two companies to commercialize Telebras’ satellite and enter into enterprise and commercial aviation markets, as well as provide Community Wi-Fi and residential services across Brazil. To date, Viasat and Telebras have connected more than 1.2 million students in more than 3,700 public schools as well as hundreds of additional sites, such as border patrol posts, public health units and indigenous villages through the Brazilian e-Government initiative, GESAC.

•	Mobility services

•

At the close of the fourth quarter of fiscal year 2019, the number of commercial aircraft in-service flying with Viasat’s IFC equipment was 1,312 aircraft – up 189 aircraft from the prior quarter, a 107% increase year-over-year. Viasat expects to install its IFC equipment on approximately 490 additional commercial aircraft under existing contracts.

•	Transatlantic service on ViaSat-2 went live: EL AL Israel Airlines and Neos, the Italian leisure airline, launched in-flight Wi-Fi service on routes flying to and from North American destinations.

•

IFC and live television over the same Ka-band antenna: Now more than 550 aircraft in American Airlines’ domestic fleet are using Viasat’s satellite system to power in-flight connectivity and 12-channels of live television service.

•

In-flight streaming: As announced during the third quarter fiscal year 2019 earnings call, American Airlines and Apple announced free in-flight streaming of Apple Music, available on all Viasat-equipped American Airlines aircraft.

•

Broadening global reach: After the close of fiscal year 2019, Viasat announced it partnered with China Satcom to bring IFC service to airlines over China. This announcement followed Viasat’s introduction of its second-generation hybrid Ku-/Ka-band IFC antenna system, aimed at the global commercial wide-body aircraft market.

For fiscal year 2019, Satellite Services segment revenues reached a new record as the total ViaSat-2 fixed and mobile service base began to scale. The segment operating loss for fiscal year 2019 reflected the higher depreciation, fixed operating expenses and sales and marketing costs associated with the ViaSat-2 service launch, as well as expenses related to the ramp in IFC aircraft installations. Adjusted EBITDA performance for the segment for fiscal year 2019 improved slightly compared to fiscal year 2018.

Commercial Networks

For the fourth quarter of fiscal year 2019, Viasat’s Commercial Networks segment revenues increased 21% from the prior year, as the Company continued its rapid IFC terminal delivery activities based on strong customer demand. Segment performance also reflected revenue growth across the Company’s antenna systems infrastructure businesses and other satellite networking areas. Segment operating losses and Adjusted EBITDA for the quarter remained relatively flat compared to the prior year period. Research and Development (R&D) expense for the quarter declined by $7.0 million year-over-year, and held flat on a sequential quarter basis, as the Company progressed through final module test and validation for the Company’s first two ViaSat-3 class satellite payloads, and neared final migration to the capital portion of the project. Highlights for the quarter include:

•

Strong IFC terminal execution: In the fourth quarter of fiscal year 2019, Viasat delivered 108 terminals. For the year, the Company delivered 704 IFC shipsets and secured nine Supplemental Type Certificates (STC) or amendments for the commercial aviation business.

•

ViaSat-3 program status: Hardware build, enhanced payload testbed capabilities and qualification testing on flight test hardware for the first two ViaSat-3 class satellites continued to progress. The third ViaSat-3 class satellite program commenced with the design configuration phase underway.

For fiscal year 2019 the Commercial Networks segment saw narrowed segment operating losses and improved Adjusted EBITDA compared to the prior fiscal year.

Government Systems

Viasat’s Government Systems segment achieved another quarter of record performance, setting new highs for revenues, operating profit and Adjusted EBITDA. Fourth quarter fiscal year 2019 also marked the close of the segment’s first ever $1 billion contract win year, with fiscal year 2019 segment new contract awards totaling over $1.2 billion, up 50% compared to the prior fiscal year, representing a book-to-bill ratio of 1:3:1. For the quarter, compared to the prior year period, revenues increased by 26%, to $275.3 million; operating profit increased by 48%, to $60.2 million; and Adjusted EBITDA grew by 32%, to $77.3 million. Operating results reflected strong performance across multiple business units, including additional year-over-year operating profit and Adjusted EBITDA contributions from sales of government satellite communication products, government mobile broadband solutions and network security platforms. Highlights for the quarter include:

•

Growing opportunities in the Canadian defense market: Viasat and partner MDA announced Viasat’s KOR-24A Small Tactical Terminal was selected by the Canadian Department of National Defence to support the Canadian Army’s Airspace Coordination Centre Modernization project.

•

Tactical data links milestone: In March 2019, Viasat reached 1,000 AN/PRC-161 Battlefield Awareness Targeting System-Dismounted (BATS-D) handheld Link 16 radios shipped. This radio provides secure, reliable access to integrated air and ground information for improved situational awareness and enhanced close air support communications.

•

Major award programs: After the close of fiscal year 2019, Viasat was awarded a five-year, sole-source Indefinite Delivery Indefinite Quantity (IDIQ) contract by the General Services Administration, with a maximum ceiling of $450 million to support rapid migration of Command, Control, Communications and Computers/Cyber (C5AD) capability best practices for U.S. Special Operations Forces and U.S. General Purpose Forces.

•

Spacecraft and Link 16 waveform expertise leads to new satellite business: After the close of fiscal year 2019, Viasat was awarded a contract by the Administrator of the Space Enterprise Consortium, under the Air Force Research Laboratory Space Vehicles XVI program to deliver and test the first-ever Link 16-capable low earth orbit (LEO) spacecraft prototype.

For fiscal year 2019, Viasat’s Government Systems segment’s record performance continued with revenue growth of 24% to $955.6 million, an operating profit increase of 31% to $180.0 million and an Adjusted EBITDA increase of 22% to $252.0 million, compared to the prior fiscal year.

Conference Call

Viasat will host a conference call to discuss the fourth quarter and fiscal year 2019 results. Details follow:

DATE/TIME:	Thursday, May 23, 2019 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:

Available from 8:00 p.m. Eastern Time on Thursday, May 23 until 11:59 p.m. Eastern Time on Friday, May 24 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 6371199.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 30 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2020 and beyond; satellite construction and launch activities; the expected completion, performance, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; domestic and international expansion plans, including with respect to the expansion of our footprint and service offerings in Mexico and collaboration with Facebook; the number of IFC systems expected to be installed under existing contracts with commercial airlines; and the impacts of new contracts entered into with, and the roll-out, ramp-up and uptake of products and services by, and services to be offered by, our airline partners and other customers. Readers are cautioned that actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to realize the anticipated benefits of our acquisitions or strategic partnering arrangements; our ability to successfully develop, introduce and sell new technologies, products and services; the number of purchase orders that are submitted and accepted for the installation of IFC systems with respect to aircraft under contract; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell products and services; orbital arc congestion affecting availability of Ka-band spectrum; the effect of changes in the way Ka-band spectrum is used by others; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

Use of Non-GAAP Financial Information

To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to Viasat Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2019 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018

Revenues:
Product revenues	$292,262	$231,689	$1,092,691	$755,547
Service revenues	264,959	207,981	975,567	839,078

Total revenues	557,221	439,670	2,068,258	1,594,625

Operating expenses:
Cost of product revenues	218,104	170,745	834,472	553,677
Cost of service revenues	179,901	156,599	703,249	567,137
Selling, general and administrative	118,130	106,038	458,458	385,420
Independent research and development	29,383	36,865	123,044	168,347
Amortization of acquired intangible assets	2,280	2,474	9,655	12,231

Income (loss) from operations	9,423	(33,051)	(60,620)	(92,187)
Interest expense, net	(9,663)	(3,595)	(49,861)	(3,066)
Loss on extinguishment of debt	-	-	-	(10,217)

Loss before income taxes	(240)	(36,646)	(110,481)	(105,470)
Benefit from income taxes	5,335	16,745	41,014	35,217
Equity in income of unconsolidated affiliate, net	268	385	2,998	1,978

Net income (loss)	5,363	(19,516)	(66,469)	(68,275)
Less: net income (loss) attributable to noncontrolling interests, net of tax	2,848	430	1,154	(970)

Net income (loss) attributable to Viasat Inc.	$2,515	$(19,946)	$(67,623)	$(67,305)

Diluted net income (loss) per share attributable to Viasat Inc. common stockholders	$0.04	$(0.34)	$(1.13)	$(1.15)

Diluted common equivalent shares	61,356	59,052	59,942	58,438

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)	Three months ended		Twelve months ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018

GAAP net income (loss) attributable to Viasat Inc.	$2,515	$(19,946)	$(67,623)	$(67,305)
Amortization of acquired intangible assets	2,280	2,474	9,655	12,231
Stock-based compensation expense	20,941	19,413	79,599	68,545
Loss on extinguishment of debt	-	-	-	10,217
Income tax effect (1)	(5,353)	(5,082)	(20,746)	(21,508)

Non-GAAP net income (loss) attributable to Viasat Inc.	$20,383	$(3,141)	$885	$2,180

Non-GAAP diluted net income (loss) per share attributable to Viasat Inc. common stockholders	$0.33	$(0.05)	$0.01	$0.04

Diluted common equivalent shares	61,356	59,052	59,942	58,438

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended		Twelve months ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018

GAAP net income (loss) attributable to Viasat Inc.	$2,515	$(19,946)	$(67,623)	$(67,305)
Benefit from income taxes	(5,335)	(16,745)	(41,014)	(35,217)
Interest expense, net	9,663	3,595	49,861	3,066
Depreciation and amortization	80,508	69,276	318,613	255,652
Stock-based compensation expense	20,941	19,413	79,599	68,545
Loss on extinguishment of debt	-	-	-	10,217

Adjusted EBITDA	$108,292	$55,593	$339,436	$234,958

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended March 31, 2019				Three months ended March 31, 2018
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$650	$(49,189)	$60,242	$11,703	$(21,122)	$(50,098)	$40,643	$(30,577)
Depreciation (2)	50,439	6,140	10,148	66,727	40,043	7,542	9,645	57,230
Stock-based compensation expense	6,460	7,071	7,410	20,941	5,019	7,133	7,261	19,413
Other amortization	7,429	1,720	2,352	11,501	4,825	2,571	2,176	9,572
Equity in income of unconsolidated affiliate, net	268	-	-	268	385	-	-	385
Noncontrolling interests	-	-	(2,848)	(2,848)	919	-	(1,349)	(430)

Adjusted EBITDA	$65,246	$(34,258)	$77,304	$108,292	$30,069	$(32,852)	$58,376	$55,593

	Twelve months ended March 31, 2019				Twelve months ended March 31, 2018
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(64,321)	$(166,613)	$179,969	$(50,965)	$12,018	$(229,105)	$137,131	$(79,956)
Depreciation (2)	202,332	22,798	37,159	262,289	146,138	28,098	36,205	210,441
Stock-based compensation expense	23,736	27,777	28,086	79,599	16,861	25,873	25,811	68,545
Other amortization	29,037	7,436	10,196	46,669	14,464	9,281	9,235	32,980
Equity in income of unconsolidated affiliate, net	2,998	-	-	2,998	1,978	-	-	1,978
Noncontrolling interests	2,269	-	(3,423)	(1,154)	2,486	-	(1,516)	970

Adjusted EBITDA	$196,051	$(108,602)	$251,987	$339,436	$193,945	$(165,853)	$206,866	$234,958

(2)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

Assets	As of March 31, 2019	As of March 31, 2018	Liabilities and Equity	As of March 31, 2019	As of March 31, 2018

Current assets:			Current liabilities:
Cash and cash equivalents	$261,701	$71,446	Accounts payable	$157,275	$157,481
Accounts receivable, net	300,307	267,665	Accrued liabilities	308,268	263,676
Inventories	234,518	196,307	Current portion of long-term debt	19,937	45,300

Prepaid expenses and other current assets	90,646	77,135	Total current liabilities	485,480	466,457

Total current assets	887,172	612,553	Senior notes	1,282,898	690,886
			Other long-term debt	110,005	287,519
			Other liabilities	120,826	121,240

			Total liabilities	1,999,209	1,566,102

Property, equipment and satellites, net	2,125,290	1,962,475
Other acquired intangible assets, net	22,301	31,862	Total Viasat Inc. stockholders’ equity	1,907,748	1,837,166
Goodwill	121,719	121,085	Noncontrolling interest in subsidiaries	8,330	10,841

Other assets	758,805	686,134	Total equity	1,916,078	1,848,007

Total assets	$3,915,287	$3,414,109	Total liabilities and equity	$3,915,287	$3,414,109

# # #

Viasat, Inc. Contacts:

Chris Phillips, Corporate Communications and Public Relations, +1 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, +1 760-476-2633, IR@viasat.com